Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL APPOINTS

SANJIV LAMBA TO BOARD OF DIRECTORS

Wallingford, Connecticut. January 8, 2026. Amphenol Corporation (NYSE: APH) today announced that Sanjiv Lamba has been appointed to Amphenol’s board of directors. With his appointment, the size of the Company’s board has increased to nine members.

Mr. Lamba is currently the Chief Executive Officer of Linde plc (NASDAQ: LIN), a leading global industrial gases and engineering company. Mr. Lamba is based in Danbury, Connecticut and was promoted to the role of Chief Executive Officer of Linde in 2022 and has been named Chairman of Linde’s board effective January 31, 2026. He brings nearly thirty years of global leadership experience to Amphenol’s board. Prior to his current role as CEO, Mr. Lamba served as Chief Operating Officer of Linde, where he was responsible for the regional operating segments of the Americas, APAC and EMEA, as well as Linde Engineering, Lincare and certain other global functions. Prior to being named COO, Mr. Lamba led Linde’s operations in the Asia-Pacific region across a footprint of nearly 20 countries in the region. He joined Linde in 2006 when the company acquired BOC Group, where he served as Managing Director, Process Gas Solutions, South and Southeast Asia. Mr. Lamba has been with Linde/BOC for almost his entire career, having joined BOC India in 1989. He holds a Bachelor of Commerce degree from the University of Calcutta’s St. Xavier’s College, and qualified as a Chartered Accountant from the Institute of Chartered Accountants of India.

“We conducted a comprehensive search for a director who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual,” said Martin Loeffler, Amphenol’s Chairman. “I am confident that Sanjiv will make a significant contribution to our board and the Company.”

“Sanjiv brings a wealth of experience to Amphenol, and we are excited to welcome him to Amphenol’s board of directors,” said R. Adam Norwitt, Amphenol’s President and CEO. “We believe his successful track record growing and leading a high-performance multinational manufacturing business, together with his extensive experience living and working around the world will be extremely valuable as Amphenol continues to expand internationally.”

“I have been extremely impressed by Amphenol’s innovative products, dynamic leadership team and unique entrepreneurial culture, and am honored to be joining the board,” said Mr. Lamba. “I have tremendous respect for Martin, Adam and the entire board, and I look forward to working with them.”

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Commercial Aerospace, Communications Networks, Defense, Industrial, Information Technology and Data Communications and Mobile Devices. For more information, visit www.amphenol.com.

Forward-Looking Statements

Statements in this press release, other than historical facts, are intended to be “forward looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for factors that could cause actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com